Exhibit 10.1

ASSET SALE AGREEMENT

ASSET SALE AGREEMENT, dated as of October 2, 2007 (the “Agreement”), by and between

(1)       BRITTON INTERNATIONAL, INC., a Nevada corporation (“Seller”),
            and

(2)       BRITTON JEWELLERY INC., a British Columbia, Canada company
            (“Purchaser”).

WITNESSETH:

          WHEREAS, Seller was in the business of operating a website known as www.Britton.com (the “Website”) which has been in the business of retailing jewelry and related products over the Internet;

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Website and certain of the business assets of the Seller utilized in the operation of the Website, together with the goodwill associated with the Website and the assets, as are identified to be purchased by Purchaser under this Agreement (collectively, the “Purchased Assets”), upon the terms and subjects to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:

ARTICLE I

GENERAL

          1.01. Assets Included.

                    (a)  As of the date hereof, Seller shall convey, sell, transfer, assign and deliver unto Purchaser, and its successors and assigns forever, the Purchased Assets as set on Exhibit 1.01 hereof, together with all other intangible assets which derive from the Purchased Assets together with copies of all files, books and records relating to the Purchased Assets.

                    (b)  From and after the date hereof, Seller shall give to Purchaser or its representatives free and unrestricted access to the books, files and records of Seller relating to the Purchased Assets.  Prior to destroying or disposing of such books, files and records, Seller shall give 30-days notice to Purchaser of the intended destruction or disposition, and Purchaser shall have the right to take possession of the same or to make copies of the same at its expense.

          1.02.  Excluded Assets.  The Purchased Assets shall not include any right, title, interest and claims of Seller in, to or under any of the following assets: cash and cash equivalents; tax returns; articles of incorporation and by-laws of Seller; corporate minutes; seals and stock books of Seller; bank deposits or accounts of Seller, other than Seller’s PayPal account; refunds or claims for refunds of taxes payable by Seller; and any assets tangible or intangible, which do not relate to the Purchased Assets.

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          1.03. No Liabilities Assumed by Purchaser. Except as described on Exhibit 1.03, Purchaser shall not assume any liabilities, payments or obligations of the Seller (absolute, contingent or otherwise) arising out of the Purchased Assets, the ownership or operation of any of the Purchased Assets, or the consummation of the transactions under this Agreement or otherwise.

          1.04. The Seller will provide the Purchaser with sufficient vendor information regarding the third party which has supplied the Seller with leased hardware and standard operating software for operation of the Website so that the Purchaser might form its own arrangements with this supplier;

          1.05. Functional Currency. All amounts included in this Agreement are state in United States dollars;

          1.06. Net Consideration. Payment for the Purchased Assets is as described on Exhibit 1.06 and is $2,356.08.

          1.07. Form of Payment. It is agreed receipt of a confirmation letter from the supplier listed in Exhibit 1.03 will form evidence of payment by Purchaser. This letter must be received within 15 days from the date herein of this Agreement and must state that Purchaser has confirmed to the supplier that it is responsible for the debts of Seller to said supplier. Additionally, with respect to the assumption of customer credits, Seller will accept Purchaser’s warranty made herein that it will maintain on Purchaser’s books these deposits made by customers of Seller and will deliver to said customers either: (i) full refunds of deposits; or (ii) satisfactory merchandise as agreed between Purchaser and each customer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

          2.01. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

                    (a)  Organization and Good Standing. Seller is a company duly organized, validly existing and in good standing under the laws of the State of Nevada.

                    (b)  Consents, Authorizations, Binding Effect, Etc. Seller may execute, deliver and perform this Agreement without the necessity of any consent, approval, authorization or waiver or giving any notice or otherwise (including without limitation any consent of or notice to any other stockholder of Seller), except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and remain in full force and effect and such notices which have been given. This Agreement has been duly authorized, executed and delivered by Seller and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance of this Agreement by Seller will not (1) constitute a violation of the certificate of information or the by-laws of Seller, as amended and in effect on the date hereof (2) conflict with, result in the breach of or constitute a default under any contract, lease, agreement, license, commitment or order of, or binding upon, Seller, (3) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Seller or the Purchased Assets, or (4) result in the creation of any lien upon any of the Purchased Assets pursuant to the provisions of any of the foregoing. Each tangible and intangible Purchased Asset owned or used by Seller immediately prior hereto will be owned or available for use by Purchaser immediately subsequent to the Closing hereunder on the same basis as the Seller used such asset or right.

                    (c)  Litigation and Compliance. There are no actions, suits, claims or proceedings, whether in equity or at law, pending or threatened, and to the best knowledge of Seller, there are no governmental or administrative investigations pending or threatened, against Seller with respect to the Purchased Assets.

                    To the best of its knowledge, Seller has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and licenses and other governmental consents which are required in connection with the operation of the Purchased Assets by Seller.

                    (d)  Intellectual Property. To the best of its knowledge, Seller owns or has the right to use pursuant to written license, sublicense, agreement or permission all intellectual property necessary for the operation of the Purchased Assets as presently conducted. As used in this Agreement, intellectual property means and includes (i) patents, patent applications, patent disclosures and improvements thereto; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names (including without limitation all brand names and trade style), and registrations and applications for registration thereof and all rights related thereto, including all goodwill; (iii) copyrights and registrations and applications for registration thereof; (iv) computer software, data and documentation; (v) trade secrets and confidential business information (including ideas, know-how, inventions, drawings, specifications, manuals, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and all other proprietary information); and (vi) license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing.

                    Seller is not aware of any basis for any claim by any third party that Seller's operation of the Purchased Assets infringes the patents, trademarks, copyrights, trade secrets or other intellectual property rights of any third party. Seller has made no claims that a third party has violated or infringed any of Seller's patents, trademarks, copyrights, trade secrets or other proprietary rights.

                    Exhibit 1.01 sets forth all patents and patent applications, trademarks, service marks, trade names and registrations and applications for registrations, copyright registrations and license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing. Except as disclosed on Exhibit 1.01 Seller has not made any registration or application with respect to any of the intellectual property transferred to Purchaser hereunder. All of patents, trademark and service mark registrations, and copyright registrations listed in Exhibit 1.01 are in full force, are held of record in Seller's name free and clear of all liens and encumbrances, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Seller is the applicant of record in all patent applications, and applications for trademark, service mark, and copyright registration listed in Exhibit 1.01, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application. No order, holding, decision or judgment has been rendered by any governmental authority, and no agreement, consent or stipulation exists, which would limit Seller's use of any intellectual property included in the Purchased Assets.

                    Exhibit 1.01 also identifies each material item of intellectual property that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission. Seller has made available to representatives of Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each such item of intellectual property, the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated by this Agreement.

                    (e)  Contracts, etc. All contracts, leases, instruments, licenses, commitments, orders and other agreements relating to the Purchased Assets to which Seller is party or by which Seller is bound or which relate to the Purchased Assets are listed on Exhibit 1.01 hereto. Each of such agreements remain in full force and effect, and, to the best of Seller's knowledge, there are no existing defaults by Seller under any of such agreements.

          2.02. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

                    (a)  Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia.

                    (b)  Consents, Authorizations, Binding Effect, Etc. Purchaser may execute, deliver and perform this Agreement without the necessity of any consent, approval, authorization or waiver or giving any notice or otherwise (including without limitation any consent of or notice to any other stockholder of Purchaser), except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and remain in full force and effect and such notices which have been given. This Agreement has been duly authorized, executed and delivered by Purchaser and this Agreement constitutes legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser will not (1) constitute a violation of the certificate of incorporation or the by-laws of Purchaser, as amended and in effect on the date hereof (2) conflict with, result in the breach of or constitute a default under any contract, lease, agreement, license, commitment or order of, or binding upon, Purchaser, or (3) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Purchaser.

ARTICLE III

CLOSING

          3.01  Deliveries at the Closing. Simultaneously with the execution of this Agreement, (i) Seller shall execute, acknowledge (if appropriate) and deliver to Purchaser the Bill of Sale and such other instruments of sale, transfer, conveyance and assignment as Purchaser reasonably may request, in each case sufficient to convey, transfer and deliver to Purchaser good and marketable title to all the Purchased Assets; and (ii) Purchaser shall execute, acknowledge (if appropriate) and deliver to Seller such instruments of assumption as Seller reasonably may request.

ARTICLE IV

MISCELLANEOUS

          4.01. Further Actions. From time to time, as and when requested by Purchaser or Seller, Seller (if requested by Purchaser), and Purchaser (if requested by Seller), shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be deemed necessary or desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver to Purchaser, and its successors and assigns, the Purchased Assets (or to evidence any of the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

          4.02. Broker's Fees. Seller and Purchaser represent and warrant to the other that each has no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement.

          4.03. Expenses. Except as otherwise specifically provided herein, Seller and Purchaser shall each bear its own costs and expenses in connection with the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder. Seller shall pay all sales taxes and any other transfer fees and taxes arising out of the transactions contemplated by this Agreement.

          4.04. Entire Agreement. This Agreement, which includes Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

          4.05. Descriptive Headings. The headings of this Agreement are descriptive and are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          4.06. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if sent by registered or certified mail (receipt requested), facsimile transmission (with receipt confirmed), or receipted courier or delivery service, addressed as follows, and shall be deemed given when received at the office indicated below:

          If to Seller:                 Britton International, Inc.
                                            725 Kendall Lane
                                            Boulder City, Nevada, USA  89005
                                            Phone:     702.293.3613
                                            Fax:         702.293.3613

          If to Purchaser:           Britton Jewellery, Inc.
                                            455 Howe Street
                                            Vancouver, BC, Canada  V6C 2B3
                                            Phone:     604.687.3344
                                            Fax:         604.687.8770

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Any party may by notice change the address to which notice or other communications to it are to be directed.

          4.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (other than the choice of law principles thereof).

                    Any action, suit or other proceeding initiated by a Seller or Purchaser against the other under or in connection with, this Agreement may be brought only in any Federal or state court in the State of Nevada, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Seller and Purchaser hereby submit themselves to the jurisdiction of any such court, and agree to refrain from initiating or maintaining any legal proceeding in any other forum or jurisdiction. Seller and Purchaser further agree to waive any right to trial by jury in connection with any such proceeding, or any claim in connection therewith.

          4.08. Survival of Representations and Warranties. All representations and warranties contained herein or made pursuant hereto shall survive the closing of the transactions hereunder and the delivery of the Bill of Sale for a period of eighteen months after the closing.

          4.09. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

          4.10. Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any third party or other person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

          4.11. Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement on and as of the date first above written.

                                                                                                    BRITTON INTERNATIONAL, INC.

                                                                                                    By: /s/ Jacek Oscilowicz
                                                                                                    Name:  Jacek Oscilowicz
                                                                                                    Title: President

                                                                                                    BRITTON JEWELLRY, INC.

                                                                                                    By: /s/ Tony Loureiro
                                                                                                    Name:  Tony Loureiro
                                                                                                    Title: President

Exhibit 1.01 - Purchased Assets

PURCHASED ASSETS:

  The URL www.Britton.com;

  All software and design work created or in process, to present, operate and support the www.Britton.com Website;

  Any and all Goodwill associated with said URL, which for certainty, shall include all future customer orders placed to www.britton.com;

  One ImageDome Gem Camera;

  One Canon Powershot G6 7.1 Megapixel digital Camera; and

(Note: hardware and standard vendor software required to operate the Purchased Assets are acquired from a third party supplier on a leased basis and do not form part of this exhibit schedule)

Exhibit 1.03 – Liabilities Assumed

LIABILITIES ASSUMED:

  Customer order credits due to customers as follows:

(i)  customer #1                                    $(254.00)
(ii) customer #2                                       (160.00)
(iii) supplier #1                                         (127.50)
TOTAL                                                 $(541.50)

Exhibit 1.06 – Net Consideration

CALCULATION OF NET CONSIDERATION:

The Net Consideration is determined as follows:

I. Value of Purchased Assets:

(i)   Gem Camera                                     $ 2,242.50
(ii)  Digital Camera                                      307.50
(iii) Website & goodwill                                          -
(iv) Forgiveness of BJI
     Account Payable Credit                           347.58
                                                                                        2,897.58

LESS:

II. Amount of Liabilities Assumed:                   $  (541.50)
                                                                                                $ (541.50)
     Net Consideration                                                           $ 2,356.08